Exhibit 4.57

English Translation

Contract Number:

Guarantee Contract

Guarantor (Party A): China Electric Equipment Group Co., Ltd.
Domicile (Address): 88 Shengtai Road, Jiangning
Legal Representative: Lu Tingxiu

Creditor (Party B):	Industrial and Commercial Bank of China Limited Nanjing Hanfu Sub-branch

Domicile (Address): 404 East Zhongshan Road
Legal Representative: Wang Xing

Contents

Article 1	Representations and Warranties of Party A
Article 2	Categories and Amount of the Creditor’s Right to be Secured
Article 3	Term of Fulfilling the Obligation for the Borrower of the Main Contract
Article 4	Form of Guarantee
Article 5	Scope of Guarantee
Article 6	Term of Guarantee
Article 7	Rights and Obligations of Party A
Article 8	Rights and Obligations of Party B
Article 9	Liabilities for Breach of Contract
Article 10	Effectiveness, Modification, Rescission and Termination of the Contract
Article 11	Dispute Settlement
Article 12	Miscellaneous
Article 13	Supplementary Provisions

To ensure the proper and truthful fulfillment of the Borrower’s obligations under the Loan Contract (the “Main Contract”) of                                      entered into by and between CEEG (Nanjing) PV-Tech Co., Ltd. (the “Borrower”) and Party B hereto on              (date), Party A agrees to provide Party B with the security of guarantee. To specify the rights and obligations of the Parties, Party A and Party B enter into this Contract upon equal consultation in accordance with Contract Law, Security Law and other relevant laws and regulations.

Article 1 Representations and Warranties of Party A

1.1 Party A has the qualification of being a guarantor to provide external security of guarantee in accordance with Chinese laws.

1.2 Party A has sufficient ability to undertake the guarantee liability which will not be alleviated or released for any order, change in financial condition or any agreement with any entity.

1.3 Party A fully understands the purpose of the loan under the Main Contract. Party A provides out of its free will the security of guarantee for the Borrower of the Main Contract, and all the declaration of will by Party A hereunder is authentic.

1.4 If the Borrower fails to fulfill its obligation of repaying the principal and interest of the loan and the corresponding expenses as stipulated in the Main Contract, Party B may claim against Party A directly, and Party A authorizes Party B to deduct and collect the funds in the accounts of Party A opened with Industrial and Commercial Bank of China and all of its branches to pay the indebtedness under the Main Contract. If the deducted and transferred amount is foreign exchange, the amount shall be converted at the buying rate promulgated by Party B on the deducting and transferring date.

Article 2 Categories and Amount of the Creditor’s Right to be Secured

2.1 The creditor’s right to be secured hereby is the loan granted by Party B under the Main Contract with an amount of RMB (in word)                             .

Article 3 Term of Borrower’s Fulfillment of its Obligation under the Main Contract

3.1 Term of performance of the Main Contract is              months from                      to                     . Changes shall be subject to the stipulation in the Main Contract.

Article 4 Form of Guarantee

4.1 The guarantee hereunder is a guarantee with joint and several liability.

Article 5 Scope of Guarantee

5.1 The scope of guarantee under this guarantee contract shall cover the principal of the loan, interest, compound interest, penalty interest, default penalty, damages and the expenses for the enforcement of the creditor’s right and other expenses payable under the Main Contract.

Article 6 Term of Guarantee

6.1 The term of guarantee hereunder is two years commencing from the day following the due date of the loan under the Main Contract.

6.2 If the loan under the Main Contract will become due in installments, the term of guarantee for each installment of the loan will be two years commencing from the day following the due date of each installment of the loan.

6.3 If Party B early withdraws the loan as stipulated in the Main Contract, the term of guarantee will be two years commencing from the day following the repayment date as notified by Party B to the Borrower.

Article 7 Rights and Obligations of Party A

7.1 Party A shall provide the relevant materials as required by Party B and ensure the authenticity and legitimacy of such materials.

7.2 Party A shall be obliged to sign for the payment claim notice or other claim documents as sent by Party B and send back the confirmation within three days after signing for it.

7.3 If Party A is involved in any of the following, it shall notify Party B timely:

7.3.1 Change in operational mechanism, such as contracting, leasing, pooling, consolidation, merger, division, shareholding system restructuring, establishing a joint venture or cooperating with foreign investors;

7.3.2 Change in business scope, registered capital and shareholding;

7.3.3 Deterioration of financial condition or involvement in material economic dispute;

7.3.4 Bankruptcy, going out of business, dissolution, putting up the shutters for adjustment, revocation of business license, cancellation of registration;

7.3.5	Change in domicile, telephone number and legal representative.

7.4 In the event of the situation in Article 7.3.1 or 7.3.2, Party A shall notify Party B thirty days in advance; in the event of other situations in the aforesaid clause, Party A shall notify Party B within five days after the occurrence of each situation.

7.5 In the event Party B and the Borrower agree to modify the Main Contract, other than extension or increasing the amount of the loan, the consent of Party A is not needed, and Party A shall still assume the joint and several guarantee liability within the original scope of guarantee.

7.6 In the event Party B transfers the creditor’s right to any third party within the term of this Contract, Party A shall still assume the joint and several guarantee liability within the original scope of guarantee.

7.7 In the event Party A provides any form of security to any third party within the term of this Contract, such security shall not impair the interest of Party B.

7.8 In the event Party A is involved in division, consolidation, shareholding system restructuring or other event within the term of this Contract, it shall ensure the proper fulfillment of all the guaranty liability hereunder.

7.9 Party A will be released from the guarantee liability upon the Borrower pays off all the indebtedness under the Main Contract.

Article 8 Rights and Obligations of Party B

8.1 Party B is entitled to request Party A to provide the relevant documents that can certify its legal identity.

8.2 Party B is entitled to request Party A to provide the financial reports and other information that can reflect its credit.

8.3 If all or part of the creditor’s right of Party B is not realized upon the expiration of the term of loan, Party B shall be entitled to request Party A to undertake the guarantee liability according to this Contract.

8.4 Under any of the following situations, Party B shall be entitled to require Party A to early undertake the guarantee liability by a written notice, and Party A shall fulfill the guarantee liability within ten days after receiving the foregoing notice:

8.4.1 Party B rescinds the Main Contract as stipulated in the Main Contract according to law;

8.4.2 Party B early withdraws the loan according to other stipulations in the Main Contract;

8.5 Party B shall timely notify Party A if Party B transfers the creditor’s right to any third party according to law within the term of this Contract.

Article 9 Liabilities for Breach of Contract

9.1 If Party A makes false statements and representations in Article 1 hereof, which causes loss to Party B, Party A shall compensate Party B for its loss.

9.2 Upon effectiveness of this contract, the Parties shall fully fulfill their obligations as stipulated herein. If any Party fails to fulfill or fully fulfill the stipulated obligations, it shall bear the relevant liability for breach of contract and compensate the other Party for the loss arising therefrom.

9.3 If this Contract becomes invalid due to Party A’s fault, Party A shall compensate Party B for all the loss within the scope of guarantee.

Article 10 Effectiveness, Modification, Rescission and Termination of the Contract

10.1 This Contract shall come into effect after signed or sealed by the Parties and terminate on the date that the principal of the loan, interest, compound interest, penalty interest, default penalty, damages and the expenses for realizing the creditor’s right and all other expenses payable by the Borrower under the Main Contract are fully paid.

10.2 This Contract is separate from the Main Contract and will not become invalid due to the invalidity of the loan contract. If the Main Contract becomes invalid, Party A shall still undertake the liability according to this Contract.

10.3 Neither of the Parties shall make bold to modify or rescind this Contract after it comes into effect. If it is necessary to modify or rescind the Contract, the Parties shall consult with each other and conclude a written agreement, and this Contract shall still be effective before the conclusion of such written agreement

Article 11 Dispute Settlement

11.1 Any dispute between the Parties arising from the performance of this Contract shall first be settled through consultation between the Parties. If the dispute can not be settled through consultation, it shall be settled through the second of the following methods:

11.1.1 Arbitration by                         ;

11.1.2 Settled through litigation before the court where Party B is located.

Article 12 Miscellaneous

12.1 The Guarantor represents that the guarantee of the Guarantor complies with the procedures and restrictions stipulated in the Articles of Association of the Company and does not violate laws, regulations and other relevant rules. In the event the above representation is false or has concealment, the Guarantor will bear any and all responsibilities caused thereby.

Article 13 Supplementary Provisions

13.1 This Contract is made in                      original counterparts with each Party holding one. All the counterparts have the same legal effect.

Party A (Official Seal):	Party B (Official Seal):

Legal Representative	Legal Representative
(or Entrusted Agent)	(or Entrusted Agent)

Schedule

No.	Ref.	Ref. of the Loan Contract	Amount	Term of the Loan	Copies of Originals	Date of Agreement
1	43010158- 2007 Nian Han Fu (Bao) Zi No. 0025	43010158- 2007 Nian (Han Fu) Zi No. 0089	RMB 50.0 million	twelve months, from May 25, 2007 to May 23, 2008	Four copies	May 25, 2007

2	43010158- 2007 Nian Han Fu (Bao) Zi No. 0031	43010158- 2007 Nian (Han Fu) Zi No. 0129	RMB 10.0 million	twelve months, from July 20, 2007 to July 18, 2008	Four copies	July 20, 2007

3	43010158- 2007 Nian Han Fu (Bao) Zi No. 0038	43010158- 2007 Nian (Han Fu) Zi No. 0152	RMB 20.0 million	twelve months, from August 31, 2007 to August 26, 2008	Two copies	August 31, 2007